UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2010

Senomyx, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On August 17, 2010 we announced that we entered into a Collaborative Research, Development, Commercialization and License Agreement with PepsiCo, Inc. dated August 16, 2010. The agreement relates to a four year research program to discover and develop (1) novel natural and artificial flavor ingredients intended to provide a sweet enhancement taste effect of sucrose and fructose, including high fructose corn syrup, which we refer to as the Target Sweeteners, and (2) natural high potency sweeteners, in each case for use in non-alcoholic beverage product categories on a worldwide basis.

Committed Funding: Under the agreement, we will receive an upfront payment of $30.0 million from PepsiCo, $7.5 million of which was paid previously in connection with the signing of a letter agreement between the parties in June 2010.  Senomyx will also be entitled to $32.0 million in committed research and development payments, payable in equal quarterly installments over the four year research period, and PepsiCo has also agreed to reimburse us for certain specified out-of-pocket expenses that we may incur during the course of the research program.

Extension Option and Termination Rights: PepsiCo has the option to extend one or more of the research programs for two additional years, which would result in additional research funding commitments and payments during the extension of the research program.  Both parties have the right to terminate the agreement in the event of the other party’s uncured material breach and PepsiCo also has the unilateral right to terminate the agreement in the event that a direct competitor of PepsiCo acquires more than 30% of our outstanding voting securities.

Compound Selection:  PepsiCo will have the right to select sweetness enhancers and natural high potency sweeteners that we discovered during the applicable research period for further development.

Milestones/Royalties In addition to the upfront payment and committed research funding, we also will be eligible for (i) milestone payments based on the achievement of predetermined goals for selected sweetness enhancers and high potency sweeteners, and (ii) royalty payments on products that incorporate selected flavor ingredients and/or natural high potency sweeteners. We will receive minimum annual royalty payments for the different classes of flavor ingredients that PepsiCo may select for development. Royalties on products sold by PepsiCo or its affiliates that incorporate a selected sweetness enhancer will be equal to a base amount plus a portion of the cost savings, if any, derived from the use of the flavor ingredient in the applicable product. Royalties on products sold by PepsiCo or its affiliates that incorporate a selected natural high potency sweetener will be equal to a portion of the cost of the sweetener.

Exclusivity and Sublicensing:  With respect to the sweetness enhancers and natural high potency sweeteners that PepsiCo selects for commercial development, generally PepsiCo will have (i) exclusive rights to use the selected enhancer or natural high potency sweetener, as the case may be, for all forms of non-alcoholic beverages other than powdered beverages for so long as PepsiCo continues to pay the applicable minimum annual royalty, and (ii) co-exclusive rights to use the selected enhancer or natural high potency sweetener, as the case may be, for all powdered non-alcoholic beverages. However, PepsiCo has agreed to sublicense its rights to any sweetness enhancers that they select for development to one or more third party ingredient suppliers that will be authorized to supply the sweetness enhancer, either alone or in combination with other flavors, to any third party manufacturer of non-alcoholic beverages for use in the categories of: functional beverages, including meal replacement drinks and energy drinks, coffee based drinks, milk and soy based beverages and sour-milk beverages. Senomyx will receive royalties based on a percentage of the net sales price of products that are sold by a sublicensee ingredient supplier and that incorporate a selected sweetness enhancer.  PepsiCo was not granted a right to sublicense its rights to selected sweetness enhancers for use in the categories of non-alcoholic carbonated beverages, fruit drinks, teas, waters and sports drinks. Also, PepsiCo was not granted a right to sublicense its rights to natural high potency sweeteners for use in any non-alcoholic beverages. Accordingly, we anticipate that PepsiCo will use sweetness enhancers and natural sweetness enhancers in those categories on an exclusive basis unless PepsiCo and Senomyx mutually agree to other arrangements at some time in the future.

S6973 Excluded:  Senomyx’s S6973 sucrose enhancer is not part of the new collaboration agreement between Senomyx and PepsiCo, and Senomyx retains the right to commercialize this novel flavor ingredient for use in non-alcoholic beverages through other channels.

Press Release:  On August 17, 2010 Senomyx and PepsiCo issued a joint press release relating to the execution of the agreement. The Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press Release dated August 17, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER
David B. Berger
Vice President, General Counsel and Corporate Secretary

Date: August 17, 2010

INDEX TO EXHIBITS

99.1        Press release of Senomyx, Inc. dated August 17, 2010.